Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Employee Equity Plan, 2020 Management Board ESOP, 2017 Employee Stock Ownership Plan, and 2020 Restricted Stock Unit Plan for North America Employees of BioNTech SE of our report dated March 31, 2020, with respect to the consolidated financial statements of BioNTech SE included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Titus Zwirner	/s/ Andreas Weigel
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Cologne, Germany

February 18, 2021